Exhibit 3. 23

FIFTH AMENDMENT TO JOINT VENTURE AGREEMENT

OF RIVERSIDE CEMENT COMPANY

THIS FIFTH AMENDMENT TO JOINT VENTURE AGREEMENT OF RIVERSIDE CEMENT COMPANY (the “Amendment”), effective the 25th day of October, 2010 by and between TXI RIVERSIDE INC., a Delaware corporation (“TXIR”) and TXI CALIFORNIA INC., a Delaware corporation (“TXIC”).

RECITALS:

WHEREAS, RVC Venture Corp., a Delaware corporation (“RVC”), and Riverside Cement Company, a Delaware corporation (the “Company”), entered into that certain Joint Venture Agreement effective January 1, 1991 (the “Agreement”), whereby RVC and the Company agreed to form and operate a California general partnership named Riverside Cement Company (the “Partnership”) in accordance with the terms set forth in the Agreement; and

WHEREAS, on or about January 31, 1995, the Company (thereafter known as Beazer West Cement Company) transferred all of its rights, title and interest in the Partnership to Ssangyong/Riverside Venture Corp., a California corporation (SsRVC); and

WHEREAS, effective December 31, 1998, RVC transferred all of its rights, title and interest in the Partnership to TXIR and SsRVC transferred all of its rights, title and interest in the Partnership to TXIC; and

WHEREAS, TXIR and TXIC as the sole partners of the Partnership desire to amend certain provisions of the aforementioned Agreement regarding the management of the Partnership.

WITNESSETH:

NOW THEREFORE, premises considered and in consideration of the mutual promises and covenants of the parties hereto, the sufficiency of which is hereby mutually acknowledged, the parties agree as follows:

1.	Capitalized terms. Unless otherwise defined in this Amendment, capitalized terms herein shall have the meaning set forth in the Agreement.

2.	Section 7.1.2 of the Agreement is hereby amended to change the Management Committee to two members. Therefore, Section 7.1.2 of said Agreement, as amended, shall provide, in its entirety as follows:

“7.1.2. Composition. The Management Committee shall consist of two members. Each Partner shall have the right to appoint one member who shall be designated as such Partner’s Authorized Representative. Each partner may, by written notice delivered to the other Partner at any time, replace its representative member or change its Authorized Representative. Concurrently with or promptly after the delivery of the any notice pursuant to the preceding sentence, the Partner giving such notice shall deliver a copy to the General Manager, but neither the failure to deliver nor any delay in delivering such copy to the General Manager shall affect the validity or effectiveness of such notice.”

3.	Section 7.1.3(a) of the Agreement is hereby amended to provide in its entirety as follows:

“7.1.3 Meetings. (a) Regular meetings of the Management Committee may be scheduled from time to time by the Management Committee and held without further notice at such times and at such places as shall be determined by the Management Committee. At any regular meeting of the Management Committee, any and all business of the Partnership may be transacted.”

4.	Section 7.1.4(b) of the Agreement is hereby amended to conform to the change made in Section 7.1.2. Section 7.1.4(b) shall provide in its entirety as follows:

“(b) Anything herein or elsewhere to the contrary notwithstanding, no action shall be taken by the Management Committee unless and until affirmative votes in favor of such action are cast on behalf of both Partners; provided, however, that for so long as an Event of Default is continuing or the Partnership is in default with respect to any Partner Loan held by a Material Lender, the members of the Management Committee selected by the Partner that is the Non-Defaulting Partner or Material Lender shall have the right to take any action taken by Management Committee other than Management Committee authorizations of the items in Section 7.2.2 except, however, that the Non-Defaulting Partner or Material Lender shall have the right, notwithstanding Section 7.2.2, to cause the Management Committee to authorize the Partnership to: (i) amend the Business Plan; (ii) make any capital expenditure, capital additional or capital improvement on behalf of the Partnership in accordance with the Business Plan, as amended; and (iii) to borrow money or issue bonds or other systems of indebtedness in the name and on behalf of the Partnership in an aggregate principal amount not to exceed the aggregate principal amount of all Partner Loans made by said Non-Defaulting Partner or Material Lender, as the case may be. In all matters to be decided or approved by the Management Committee, each Authorized Representative shall possess the exclusive power and authority to vote the Percentage Interest of the Partner represented by him.”

5.	The first sentence of Section 7.7 of the Agreement is hereby amended to provide in its entirety as follows:

“At the request of the Management Committee, the General Manager shall prepare and submit to the Management Committee a proposed business plan, consistent with the provisions of this Agreement, for the such period as the Management Committee may request.”

6.	Section 7.8 is deleted in its entirety and in its place shall be substituted the words “Intentionally left blank.” The remaining sections shall not be renumbered.

7.	Except as amended hereby, all terms and conditions of the Agreement shall remain the same, unchanged, and in effect.

IN WITNESS WHEREOF, this Fifth Amendment of Joint Venture Agreement of Riverside Cement Company is executed effective the 25th day of October, 2010.

TXI RIVERSIDE INC.

By:	/s/ Mel G. Brekhus
Mel G. Brekhus President

TXI CALIFORNIA INC.

By:	/s/ Mel G. Brekhus
Mel G. Brekhus President

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